Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 4th day of September, 2024 (the “Effective Date”), by and between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”), and Steven A. DeMartino (“Executive”). The Company and Executive shall be referred to herein as the “Parties” (each a “Party”).

RECITALS

WHEREAS, the Company is a global leader in developing and selling software-driven technology and printing solutions for high growth markets including food service technology, point of sale automation, and casino and gaming and also provides complete back-end solutions for restaurants, convenience stores and other food service establishments (the “Business”);

WHEREAS, Executive is a current employee of the Company;

WHEREAS, the Company and Executive are parties to a Severance Agreement, dated June 1, 2004 (the “2004 Agreement”), a December 23, 2008 Amendment to the 2004 Agreement (the “2008 Amendment”), and an April 29, 2021 Amendment to the 2004 Agreement and 2008 Amendment (the “2021 Amendment”) (the 2004 Agreement as amended by the 2008 Amendment and the 2021 Amendment shall be referred to as the “Severance Agreement”);

WHEREAS, the Severance Agreement has at all times remained in full force and effect; and

WHEREAS, the Company and Executive desire to enter into this Executive Employment Agreement that will replace and supersede the Severance Agreement and include other terms governing Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the promises, mutual covenants, terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       TERM OF EMPLOYMENT. Unless sooner terminated as provided below, the term of employment under this Agreement shall begin on the Effective Date and shall conclude on the first (1st) anniversary of such date (the “Initial Term”). Thereafter, this Agreement shall be renewed for additional consecutive one (1) year terms (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless either Party shall give to the other written notice not less than ninety (90) days prior to the end of the Initial Term or any Renewal Term that it or he does not wish to renew this Agreement.

2.       TITLE, DUTIES, AND WORK LOCATION. Subject to the terms and conditions set forth herein, the Company hereby continues to employ Executive as its President, Chief Financial Officer, Treasurer and Secretary, and Executive hereby accepts such employment. Executive will report to the Chief Executive Officer (“CEO”). Executive will have the duties, responsibilities, and authority commensurate with this position and as may be assigned by the CEO and the Board of Directors of the Company (the “Board”). Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner. Executive’s principal work location will be in Hamden, Connecticut or such other location as the Company and Executive may agree in writing.

3.       EXCLUSIVITY. During Executive’s employment with the Company, Executive shall devote his entire business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of Executive’s duties and responsibilities hereunder. Executive shall not be engaged in any other business activity, with or without compensation, that could interfere with or create a conflict of interest with the performance of his duties to the Company. The Executive may participate in charitable, nonprofit, civic, educational, professional, community or industry affairs (including service as a board member or trustee of a not-for profit entity that does not compete with the Company); provided in each case, and in the aggregate, that such activities do not materially interfere with the Executive from performing his duties. Prior to accepting any new engagements relating to the foregoing, Executive will provide written notice to the Board and obtain written approval from the Board of such engagement. The Parties acknowledge that as of the date of execution of this Agreement, Executive is involved in the outside engagements set forth in Exhibit A and may continue such services unless they create a conflict of interest or materially interfere with Executive’s ability to perform services to the Company.

4.       SALARY AND BONUS.

(a)       BASE SALARY. The Company agrees to pay Executive a base salary at an annualized rate of $407,958 per year (the “Base Salary”), pro-rated for any partial year in which this Agreement is in effect. The Base Salary shall be payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, with such deductions and withholdings as are required by law. The Compensation Committee of the Board (the “Compensation Committee”) shall review and adjust the Base Salary in its sole discretion.

(b)       ANNUAL INCENTIVE CASH BONUS. Executive shall have an opportunity to earn an annual cash bonus under the Company’s annual incentive cash bonus program (the “Annual Bonus”), targeted to be a percentage of Executive’s Base Salary, based upon Executive’s and/or the Company’s attainment of one or more objective performance criteria established in writing by the Compensation Committee. For 2024, the amount of the Annual Bonus is targeted at 50% of Executive’s Base Salary pursuant to the 2024 annual incentive cash bonus program and the metrics set out by the Compensation Committee. The targeted amount and the metrics for award shall be determined by the Compensation Committee, upon recommendation from management, from year to year. The Company will pay Executive’s Annual Bonus, if any, in the year following the year to which such Annual Bonus relates at the same time such annual bonuses are paid to similarly situated executives of the Company, provided that Executive is employed at the time bonuses are paid. The Compensation Committee retains discretion to calculate the Annual Bonus. The Annual Bonus shall not be deemed to be earned until it is certified by the Compensation Committee.

(c)       LONG-TERM INCENTIVE COMPENSATION. During Executive’s employment with the Company, Executive will be eligible to receive an annual grant of long-term compensation under the Company’s Long Term Incentive Plan (“LTIP”), in an amount to be determined in the discretion of the Compensation Committee. Executive’s annual LTIP grant will be made to him at the same time that other executives of the Company receive their LTIP grants. Vesting of these grants are addressed in the LTIP and/or the grant agreements.

(d)       CLAWBACK POLICIES. Any cash or equity awarded to Executive based on the achievement of financial measures is subject to the Company’s clawback policies, copies of which have been provided to Executive and which are subject to amendment or modification from time to time upon the sole and unilateral determination of the Compensation Committee, as well as any applicable clawback or other rules or regulations of the Securities and Exchange Commission, the Nasdaq Stock Market, or any other regulatory body with authority over the Company or any of its businesses.

(e)     DEDUCTIONS AND WITHHOLDINGS. Payment of all bonuses and compensation shall be subject to applicable deductions and withholdings.

5.       OTHER BENEFITS.

(a)       INSURANCE AND OTHER BENEFITS. During Executive’s employment, Executive shall be eligible to participate in all employee benefit plans, policies and programs that the Company has or may, from time to time, have in effect, including health, disability, and life insurance, to the extent that such plans apply to senior executives of the Company. Executive’s participation in all employee benefit plans, policies and programs of the Company shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law, and the reasonable discretion of the Company or any administrative or other committee provided for in, or contemplated by, any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time and all benefit plans remain subject to amendment and termination at any time. To the extent there is any conflict between the terms of this Agreement and the applicable benefit plan documents, the terms of the plan documents shall govern.

(b)       VACATION. Executive shall be entitled to an annual vacation of such duration as may be determined by the Board of Directors, but not less than that generally established for other executives of Company and in no event less than four (4) weeks per calendar year, without interruption of salary. All other terms are governed by Company policy as in effect from time to time.

(c)       AUTOMOBILE ALLOWANCE. The Company shall provide Executive with an automobile allowance in the annual amount of $12,000, subject to deductions and withholdings as are required by law. In no event shall the allowance described in this subsection be paid on a basis such that it would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)       REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties or responsibilities under this Agreement, provided that Executive submits to the Company substantiation of such expenses sufficient to satisfy the record keeping guidelines promulgated from time to time by the Internal Revenue Service. Any such reimbursements shall comply with the Company’s expense reimbursement policy as in effect from time to time.

6.       TERMINATION OF EMPLOYMENT AND DEFINITIONS. Executive’s employment hereunder shall terminate in the following circumstances:

(a)       TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate Executive’s employment immediately, without notice, for Cause.

(i)       For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following as determined in the Board’s discretion: (A) any action or inaction by Executive that constitutes larceny, fraud, gross negligence; (B) a willful or negligent misrepresentation by Executive to the Board or officers of the Company or their successors or assigns; (C) commission or conviction of or a plea of guilty or no contest by the Executive to any felony offense, or any misdemeanor offense that adversely affects the Executive's ability to carry out the Executive's obligations hereunder, during the Executive’s employment with the Company; (D) the refusal of Executive to follow the reasonable and lawful written instructions of the Board with respect to the services to be rendered or the manner of rendering such services by Executive, provided such refusal is material and that Executive has been given reasonable written notice of the violation of this subsection (D) and at least twenty (20) days to cure and no cure has been effected within such time period; (E) any material violation by Executive of any laws or regulations to which the Company and/or Executive are subject, in each case which, in the reasonable judgment of the Board, is likely to result in, or actually results in material loss, damage or injury to the Company; (F) material breach by Executive of any his obligations in Sections 8, 9, or 10 under this Agreement or material violation by Executive of the Company’s Code of Conduct; or (G) a breach of fiduciary duty or willful misconduct by Executive with respect to the Company.

(ii)        Following a termination with Cause, Executive shall only be entitled to receive Base Salary and benefits through the date of termination (“Accrued Benefits”). Notwithstanding such a termination of employment, post-employment covenants of Executive will remain intact.

(b)       TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive’s employment without Cause effective immediately, by providing written notice to Executive. Following a termination without Cause, Executive shall be eligible for the severance outlined below.

(c)       RESIGNATION BY THE EXECUTIVE WITH OR WITHOUT GOOD REASON. Executive’s employment hereunder may be terminated by Executive, by written notice to the Board at least ninety (90) days prior to such resignation.

(i)       The CEO or the Board shall have the discretion to direct Executive to provide reduced or no services following notice of resignation and/or may accelerate the date of termination in its sole discretion; provided that if the Company elects to accelerate the date of termination, it shall offer to pay Executive his Base Salary for the balance of the notice period following execution, without revocation, of a release as set forth herein. Such earlier acceptance shall not change the status of the resignation by Executive. Following a resignation without Good Reason, Executive shall only be entitled to receive Accrued Benefits. Following a resignation for Good Reason, Executive shall be eligible for the severance below.

(ii)       For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (A) removal of Executive from either the President or the Chief Financial Officer positions ; (B) a material decrease in the Base Salary payable by the Company to Executive except for across-the-board salary reductions similarly affecting all management personnel of the Company; (C) the relocation of the Company’s facility at which Executive is currently employed by more than 50 miles from its current location (unless such new location is closer than such facility to Executive’s then residence); (D) notice by the Company of nonrenewal of the Initial Term or any Renewal Term; (E) a material reduction in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; or (F) elimination or material reduction of Executive’s participation in the Company’s Long Term Incentive Plan or reduction of Executive’s target bonus, without offer of a comparable replacement benefit. Executive cannot terminate his employment for Good Reason unless Executive has provided written notice to the Company of the existence or occurrence (without consent of Executive) of any or any combination of the circumstances providing grounds for resignation for Good Reason within thirty (30) days of becoming aware of the existence of such grounds and the Company fails to cure the circumstances. If Executive does not terminate his employment for Good Reason within thirty (30) days after the expiration of the Company’s cure period, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

(d)       TERMINATION DUE TO DEATH OR DISABILITY. Executive's employment with the Company shall terminate automatically upon Executive's death. In the event of Executive's Disability (as defined below), the Company shall be entitled to terminate Executive’s employment immediately or at any time thereafter upon written notice. In the event of termination of Executive's employment by reason of the Executive's death or Disability, the Company shall have no further obligation to make any payments or provide any benefits to the Executive (or his estate) after the date of termination of employment except for the Accrued Benefits. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the essential functions of his job with or without reasonable accommodation, due to physical or mental illness or incapacity for a period of six (6) months (whether or not consecutive) during any twelve (12) month period as reasonably determined by the Company. Any such determination shall be made by the Company in good faith.

(e)       OTHER DEFINITIONS.

(i)       CHANGE IN CONTROL. A “Change in Control” shall be deemed to occur upon (i) a change in the ownership of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) a change in the ownership of a substantial portion of the Company’s assets, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii), or (iii) a change in the effective control of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi).

(ii)       TERMINATING EVENT. A “Terminating Event” shall mean: (i) termination by the Company of the employment of Executive without Cause occurring within six (6) months prior to a Change of Control or eighteen (18) months after a Change in Control; or (ii) resignation by Executive for Good Reason occurring within six (6) months prior to a Change of Control or eighteen (18) months after a Change in Control provided that Executive is not receiving payments or benefits from the Company by reason of Executive’s Disability during such time. A Terminating Event shall not be deemed to have occurred solely as a result of Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company, following a Change in Control.

(iii)       SEPARATION FROM SERVICE. “Separation from Service” for purposes of this Agreement shall mean a “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations, from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

(f)       CONTINUING POST-EMPLOYMENT COVENANTS. Notwithstanding any reason for termination of employment or resignation (including the expiration of the Term), the post-employment covenants of Executive will remain intact.

7.       SEVERANCE FOLLOWING CERTAIN EVENTS.

(a)       BY THE COMPANY WITHOUT CAUSE OR THE EXECUTIVE FOR GOOD REASON. If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, other than as a result of a Terminating Event, the Company shall provide, in addition to the payment of the Accrued Benefits, a severance package which shall consist of the following: (i) for a period equal to twelve (12) months after the date of termination, payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, Executive’s then current annual Base Salary under Section 4(a) hereof; (ii) for a period ending on the earlier of the date that is twelve (12) months after the date of termination or the date on which Executive becomes eligible to be covered by the health care plan of another employer, reimbursement (on an after-tax basis) of all of Executive’s premiums under the Company’s group health plan for continuing his health care coverage and the coverage of his dependents who are covered at the time of his termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); (iii) payment of Executive’s Annual Bonus, if any, for the year prior to the year of termination, to the extent earned and unpaid, payable at the same time such annual bonuses are paid to similarly situated executives of the Company; (iv) for a period equal to one (1) year after the date of termination, payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, payment of Executive’s target Annual Bonus for the year of termination, pro-rated for the portion of the fiscal year occurring prior to termination; and (v) for a period equal to twelve (12) months after the date of termination reimbursement of all of Executive’s premiums for supplemental long-term disability and life insurance policies in place as of the date of termination (collectively, the “Severance Payments”). The Severance Payments are contingent on execution without revocation of a release as set forth herein. The treatment of any outstanding equity award if the Company terminates the Executive’s employment without Cause or Executive resigns for Good Reason, other than as a result of a Terminating Event, shall be in accordance with the terms of the Company’s stock plans and any applicable award agreements thereunder. Executive agrees that he will not be entitled to, and will not receive, the Severance Payments if Executive's employment with the Company is terminated by the Company for Cause; Executive resigns without Good Reason or fails to meet the requirements for a Good Reason resignation set forth herein; Executive’s employment terminates due to death or Disability; or Executive fails to timely execute (and not revoke) a release as set forth below. For the avoidance of doubt, this subsection does not apply to a termination as a result of a Terminating Event.

(b)       WITH A TERMINATING EVENT. If Executive’s employment terminates as a result of a Terminating Event, the Company shall provide Executive with an aggregate severance package which shall consist of the following: (i) two (2) years of Executive’s then current Base Salary under Section 4(a) hereof payable in equal installments over the course of two (2) years in connection with the Company’s regular payroll dates and payroll procedures; (ii) payment of Executive’s Annual Bonus, if any, for the year prior to the year of termination, to the extent earned and unpaid, payable at the same time such annual bonuses are paid to similarly situated executives of the Company; (iii) an aggregate amount equal to two times Executive’s target Annual Bonus payable in equal installments over the course of two (2) years in connection with the Company’s regular payroll dates and payroll procedures; (iv) commencing on the date of such termination and ending on the earlier of the date that is eighteen (18) months after the date of termination or the date on which Executive becomes eligible to be covered by the health care plan of another employer, reimbursement (on an after-tax basis) of all of Executive’s premiums under the Company’s group health plan for continuing his health care coverage and the coverage of his dependents who are covered at the time of his termination, under the applicable provisions of COBRA; (v) for a period of six (6) months after the date the reimbursement under Section 7(b)(iv) ends and provided that Executive is not eligible to be covered by the health care plan of another employer during this six (6) months period, payment of a monthly amount equal to the monthly COBRA reimbursement amount provided under Section 7(b)(iv); and (vi) for a period equal to twelve (12) months after the date of termination reimbursement of all of Executive’s premiums for supplemental long-term disability and life insurance policies in place as of the date of termination (collectively, the “CIC Severance Payments”). The treatment of any outstanding equity award if Executive’s employment terminates as a result of a Terminating Event shall be in accordance with the terms of the Company’s stock plans and any applicable award agreements thereunder.

(c)       GENERAL RELEASE. As a condition precedent to receiving any Severance Payments, any CIC Severance Payments or the payments referenced in Section 6(c)(i), Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys. Any such release must be executed in a form prescribed by or acceptable to the Company and delivered to the Company in the time prescribed therein. If Executive’s properly executed release is timely delivered to the Company and Executive does not revoke the release within seven (7) days thereafter or within such shorter period as the Company may prescribe, the Severance Payments or CIC Severance Payments payable hereunder shall commence after the expiration of such seven (7) day or shorter period; provided, that the first such payment shall include any amounts that would have been paid earlier but for the provisions of this subsection (c). Notwithstanding the preceding sentence, in the event that the time period for consideration of the release agreement and revocation spans two calendar years, then payments shall not be made until the later of (i) the first business day of the second calendar year, or (ii) the end of the revocation period.

(d)       WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

(e)       PAYMENTS CEASE UPON BREACH. In the event that Executive breaches Section 8, 9, 10 or 11 of this Agreement, in addition to the Company’s other remedies under this Agreement, the Company’s obligation to make any payments under Section 7 of this Agreement will immediately cease.

8.       RESTRICTIVE COVENANTS.

(a)       During Executive’s employment with the Company and for one (1) year following the termination of employment for any reason by either Executive or the Company, regardless of whether such termination is the result of a Terminating Event (the “Restricted Period”), Executive will not directly or indirectly whether as an individual, partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other Person (as defined below) be engaged or participate in any business or activity which is competitive with the Business of the Company in any part of the world in which the Company is at the time of Executive’s termination engaged in selling its products directly or indirectly.

(b)       During the Restricted Period, (i) Executive, except as part of Executive’s duties to the Company, shall not directly or indirectly, for Executive’s own benefit or on behalf of any other person or entity, solicit, interfere, call on, service or enter into, induce, disrupt, or attempt thereof, any agreement with any customer with whom the Company did any business within the 12 month period preceding the separation for any reason of Executive’s employment with the Company, and with whom Executive or Executive’s team had contact, for whom Executive or Executive’s team had supervisory responsibility or about whom Executive had access to and used Confidential Information; (ii) Executive shall not, directly or indirectly, for Executive’s own benefit or on behalf of any other person or entity, solicit, recruit, induce or encourage any employee, officers, independent contractors, consultants, agents or representatives of the Company, with whom Executive or Executive’s team had material contact, to leave such employee’s employment with the Company or to cease such employee’s relationship with the Company; and (iii) Executive shall not, directly or indirectly, for Executive’s own benefit or on behalf of any other person or entity encourage (or assist another in encouraging) any supplier, business partner, sales agent, joint venturer, or vendor of the Company with whom Executive had any contact on behalf of the Company within the last 12 months of Executive’s employment with the Company to terminate or diminish its relationship with the Company. To indirectly solicit or recruit such persons means to divulge information about the target to another person that would assist or help that person to solicit or recruit the target.

(c)       For purposes of this Section 8, the term “Company” shall include any Person controlling, under common control with or controlled by, the Company.

(d)       For purposes of this Section 8, the term “Person” shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

(e)       Executive acknowledges that he has been involved in the Business and possesses Confidential Information about the Business. Executive acknowledge that he conceived and developed certain concepts currently used in the Company’s operations and possesses other skills and knowledge advantageous to the Company.

(f)       Executive recognizes and agrees that because a violation by him of this Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. If Executive breaches any provision herein, the time periods relating to the restrictions in Section 8 of this Agreement shall be extended for a period of time equal to that period of time during which Executive is determined to be in breach

(g)       Executive expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of this covenant to compete.

(h)       During the Restricted Period, Executive expressly agrees to notify any prospective employer or affiliate in a business competitive with the Company of the existence of the covenants set forth in Sections 8 and 9, and authorize the Company to make contact with, and discuss the nature and obligations of such covenants with, any person or affiliate reasonably believed to be engaged or about to be engaged in an act that would constitute a violation of the restrictive covenants.

9.       CONFIDENTIALITY COVENANTS. As used in this Agreement, “Confidential Information” includes, but is not limited to, any type of trade secret or other information, whether in hard-copy or electronic format or communicated orally, relating to the Business of the Company that Executive acquires or has acquired through employment with the Company, and that has value such that the Company designates or treats the information as confidential through its policies, procedures and/or practices. Confidential Information is limited to information that is not generally known to competitors or that is not in the public domain through lawful means. Confidential Information does not include information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made in breach of a duty of confidentiality); information known to Executive prior to first receipt of or access to such information in the course of Executive’s employment with the Company; or information that has been independently developed and disclosed by, or rightfully received by Executive outside the course of Executive’s employment with the Company from, a third party who does not owe the Company, as applicable, a duty of confidentiality with respect to such information. Subject to the foregoing, examples of Confidential Information include, without limitation, the following: (i) any files, lists or other information relating to customers; (ii) non-published pricing and financial information and data; (iii) strategic, marketing and research information including, without limitation, business plans, strategies and market research data; (iv) technical information including, without limitation, software, source code, object code and other non-public intellectual property; and (v) product research and development including, without limitation, testing data, formulas, products in development and all other research data.

Executive acknowledges that the Company has spent considerable time, effort and expense developing its Confidential Information and has taken reasonable measures to protect its secrecy. Executive therefore agrees as follows: (1) only to use the Confidential Information to provide services to the Company; (2) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company on a need-to-know basis; (3) not to otherwise disclose or use any Confidential Information; and (4) not to download, upload, copy, transmit, publish, share and/or transfer any Confidential Information to any network, server, computer, external storage device and/or any other media that is not owned and/or controlled by the Company except as expressly authorized by the Company.

Executive agrees that all documents and other materials of any kind pertaining to the business of the Company (including Confidential Information in any format) in his possession at any time during his employment are and shall be the property of the Company and that all such property, including all copies thereof and all such information contained on Executive’s personal computer(s), personal smart phone, other personal devices, or any other storage devices (electronic or otherwise) shall be surrendered by Executive to the Company upon the Company’s request from time to time during the Executive’s employment with the Company, and with or without request upon, or within a reasonable period following, the termination of Executive’s employment. Executive acknowledges that for purposes of this Section 8 the term “Company” means any person or entity now or hereafter during his employment with the Company which controls, is under common control with, or is controlled by, the Company.

Executive recognizes and agrees that because a violation by him of this Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

10.       OWNERSHIP OF PROPERTY. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by Executive (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company. Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by Executive in the course of his work for the Company shall be deemed a “work made for hire” under the copyright laws and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive understands, however, that there is no obligation being imposed on him to assign any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless (i) such Work Product relates (a) to the Company’s businesses or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Executive under this Agreement.

11.       NON-DISPARAGEMENT. Executive agrees that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, other than in the performance of Executive’s duties for the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

12.       DEFEND TRADE SECRETS. Notwithstanding anything to the contrary herein and in accordance with Defend Trade Secrets Act, 18 U.S.C. § 1833 et seq., Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation against the Company or for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

13.       CARVEOUT. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, and any casino and gambling regulatory commission, or (iii) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that such reports or disclosures have been made.

14.       NO EXCISE TAX GROSS-UP; POSSIBLE REDUCTION IN PARACHUTE PAYMENTS. Notwithstanding any restrictions set forth in any Company plan or arrangement, if any portion of Executive’s Severance Payments, CIC Severance Payments, or any other payments in the nature of compensation provided to Executive (each, a “Payment”) constitutes “parachute payments” within the meaning of Section 280G of the Code and, but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Payments will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the Excise Tax, in Executive’s receipt on an after-tax basis of the greater amount of Payments. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments or CIC Severance Payments, as applicable, and then by reducing other compensation and benefits. Such reductions shall be allocated pro rata between amounts that are subject to Section 409A of the Code and amounts that are not subject to Section 409A of the Code. Any determination required under this section shall be made in writing by a national accounting or benefits consulting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs and fees of the Accountants in connection with any calculations contemplated by this section. No less than five days prior to a change in ownership, the Company shall provide Executive, or permit the Accountants to provide Executive, with all calculations and supporting documentation related to the determination of the Excise Tax. The Company’s obligations under this section shall survive Executive’s termination of employment.

15.       GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut. The parties agree that this Agreement was made and entered into in Connecticut and each party hereby consents to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

16.       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto, including, but not limited to, the Severance Agreement. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

17.       NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand or certified mail, return receipt requested:

(a)	to the Company at:

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, Connecticut 06518

Attn: Chairman

(b)	to Executive at Executive’s last known address as reflected in the Company’s payroll records.

Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

18.       SECTION 409A.

(a)       In General. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a Separation from Service. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.

(b)       Specified Employee. Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months and one (1) day, without interest. For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

19.       SEVERABILITY. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included herein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

20.       WAIVER. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

21.       SUCCESSORS AND ASSIGNS. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder. This Agreement shall be binding upon the Company and any successors and assigns of the Company.

22.       SURVIVAL OF OBLIGATIONS. The provisions of this Agreement shall survive the expiration of this Agreement or the earlier termination of Executive’s employment to the extent necessary for the intended preservation of each party’s respective rights and obligations.

23.       COUNTERPARTS. This Agreement may be executed in multiple counterparts and delivered by facsimile or electronic (including .pdf, .tiff or DocuSign) signature, each of which shall be considered an original and all of which, when taken together, shall be considered a single agreement.

24.       CAPTIONS AND HEADINGS. Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in the construction or interpretation thereof.

[The remainder of this page is intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Randall Friedman
Name:	Randall Friedman
Title:	Chair, Compensation Committee

EXECUTIVE

/s/ Steven A. DeMartino
Steven A. DeMartino

Exhibit A

List of Outside Engagements Approved by Board as of the Effective Date

1.	Coginchaug Regional High School, Durham, CT – Varsity Softball Coach

2.	Bead Industries, Milford, CT – member Board of Directors